Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth

This Rider may be cancelled only under certain conditions disclosed below. Termination of the Contract results in termination of this Rider. Termination of the Rider or the Contract will result in termination of guaranteed minimum lifetime withdrawals.

The Penn Mutual Life Insurance Company (“the Company”) agrees, subject to and in accordance with the provisions of this supplemental agreement (“the Rider”), to provide the Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth described below. The Rider is a part of the Contract to which it is attached. It is subject to all of the provisions of the Contract unless stated otherwise in the Rider. Provisions of the Rider will apply in lieu of any Contract provisions to the contrary.

The purpose of the Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth provided under this Rider is to provide a stream of guaranteed minimum withdrawals to the Contract Owner. The Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Termination provision of the Rider.

Covered Life. A Covered Life is a person upon whose age / lifetime the features and benefits of the Rider are based. The Rider only covers natural persons named in the Contract, and the Covered Life(ves) (up to two) must be designated at Contract issue or the Rider Effective Date. The Annuitant must be a Covered Life. If a Joint Annuitant is named in the Contract, the Joint Annuitant must also be a Covered Life and only a Joint Life Guarantee is available. If there is only one Annuitant, a Joint Life Guarantee is available with a Contingent Annuitant designated as the second Covered Life. Covered Life(ves) under the Rider will be listed in Additional Contract Specifications. Covered Life(ves) cannot be changed after the Rider Effective Date, except under conditions outlined in “Replacing a Covered Life under a Joint Life Guarantee” provision below.

Single Life Guarantee. A Single Life Guarantee is issued when a sole Covered Life is specified in Additional Contract Specifications. The Covered Life under the Single Life Guarantee must be the sole Annuitant. The Covered Life must also be a Contract Owner, unless the Contract Owner is an entity. Minimum withdrawals under the Lifetime Withdrawal Guarantee will continue for the lifetime of the Covered Life.

Joint Life Guarantee. A Joint Life Guarantee is issued when two Covered Lives are specified in Additional Contract Specifications. One Covered Life must be the Annuitant, and the second Covered Life must either be a Joint Annuitant or a Contingent Annuitant. At least one Covered Life must be a Contract Owner, and any non-Owner Covered Life must be the sole primary Beneficiary. If Covered Lives are both Owners, they must be each other’s sole primary Beneficiary. Minimum withdrawals under the Lifetime Withdrawal Guarantee will continue for the lifetime of the last surviving Covered Life. A Joint Life Guarantee may be continued upon Contract Owner’s death only if permitted by federal law.

Converting a Single Life Guarantee to a Joint Life Guarantee. A Single Life Guarantee cannot be converted to a Joint Life Guarantee. A second Covered Life may not be added after the Rider Effective Date.

Converting a Joint Life Guarantee to a Single Life Guarantee. If withdrawals have not started under the Lifetime Withdrawal Guarantee provided by this Rider, and provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied, a Joint Life Guarantee can be converted to a Single Life Guarantee under the following conditions:

-	Death of a Covered Life, or
-	Removal of a Covered Life by the Contract Owner(s).

Once the Rider is converted to a Single Life Guarantee, the Rider Charge will change from Joint to Single, and no additional Covered Life may be added in the future.

If withdrawals have started under the Lifetime Withdrawal Guarantee, the Joint Life Guarantee cannot be converted to a Single Life Guarantee. The Covered Life can be removed from the Contract by the Contract Owner(s) (provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied), but the charge for the Rider will remain at the Joint Life Guarantee charge.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Replacing a Covered Life under a Joint Life Guarantee. If withdrawals have not started under the Lifetime Withdrawal Guarantee of the Rider, and provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied, the Covered Life may be replaced by the Contract Owner(s). All features and benefits of the Rider will be based on the younger Covered Life (after replacement), and any Covered Life must also meet issue age requirements at time of designation.

If withdrawals have started under the Lifetime Withdrawal Guarantee, the Covered Life can be removed from the Contract by the Contract Owner(s) (provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied), but no additional Covered Life may be added in the future, and the charge for the Rider would remain at the Joint Life Guarantee charge.

Impact of Divorce. Upon divorce, unless the divorce decree provides otherwise, the Contract Owner has the following options: (1) change the Rider from a Joint Life Guarantee to a Single Life Guarantee (subject to conditions outlined under “Converting a Joint Life Guarantee to a Single Life Guarantee” above); (2) keep the Joint Life Guarantee, but replace a Covered Life (subject to conditions outlined under “Replacing a Covered Life under a Joint Life Guarantee” above); or (3) terminate the Rider, thereby eliminating the Lifetime Withdrawal Guarantee. The Company will attempt to accommodate any other arrangements provided in a divorce decree.

Issue Age Requirements. The Single Life Guarantee is available only if the Covered Life satisfies the issue age requirements as of the Rider Effective Date. The Joint Life Guarantee is available only if both Covered Lives satisfy the issue age requirements as of the Rider Effective Date. A Covered Life must always meet issue age requirements at time of designation. Issue age requirements for the Rider are listed in Additional Contract Specifications and determined by the Age Nearest Birthday of the Covered Life(ves).

Lifetime Withdrawal Guarantee. This Rider provides guaranteed withdrawals for the lifetime(s) of the Covered Life(ves). It allows the Covered Life(ves) to receive Guaranteed Annual Withdrawal Amounts based on the Withdrawal Benefit Base as described below. Under the Rider, the Contract will have two distinct phases. The period prior to the exercise of the first withdrawal taken under the Lifetime Withdrawal Guarantee is called the Deferral Phase. The period during which withdrawals are taken under the Lifetime Withdrawal Guarantee is called the Withdrawal Phase.

Deferral Phase. The Deferral Phase begins on the Rider Effective Date and continues until the earliest of:

(a)	the exercise of the Lifetime Withdrawal Guarantee (availability by age is specified in Additional Contract Specifications),
(b)	Actual Age 95 of the younger Covered Life,
(c)	Contract Value is reduced to zero,
(d)	termination of the Contract or the Rider,
(e)	Annuitization, or
(f)	The death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee.

Withdrawal Phase. The Withdrawal Phase begins when the Lifetime Withdrawal Guarantee is first exercised and continues until the earliest of:

(a)	Actual Age 95 of the younger Covered Life,
(b)	Withdrawal Benefit Base and the Contract Value is reduced to zero,
(c)	Termination of the Contract or the Rider,
(d)	Annuitization, or
(e)	The death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Withdrawal Benefit Base. The Withdrawal Benefit Base is the amount used to determine the value of the Guaranteed Annual Withdrawal Amount for the Lifetime Withdrawal Guarantee.

The Withdrawal Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

The Withdrawal Benefit Base is determined as follows:

On the Rider Effective Date, the Withdrawal Benefit Base is equal to the Initial Purchase Payment received by the Company.

After the Rider Effective Date, the value of the Withdrawal Benefit Base is determined based on the Contract Phase.

In the Deferral Phase, the Withdrawal Benefit Base increases dollar-for-dollar with each Purchase Payment. Each year (on the Contract Anniversary) until the earlier of the end of the Guaranteed Growth Period or age 95 of the younger Covered Life, a Guaranteed Growth Increase will be credited to the Withdrawal Benefit Base, followed by evaluation of the Withdrawal Benefit Base for an Automatic Annual Step-Up opportunity. Withdrawal Benefit Base will be decreased for Deferral Phase Withdrawals.

At the time the Lifetime Withdrawal Guarantee is first exercised, the Withdrawal Benefit Base will be set equal to the greater of the following:

(1)	Contract Value immediately prior to the first lifetime withdrawal, or
(2)	Withdrawal Benefit Base, including the Guaranteed Growth Increase prorated for any partial year since the prior Contract anniversary.

In the Withdrawal Phase, Guaranteed Growth Increase and Purchase Payments will no longer be credited to the Withdrawal Benefit Base. Withdrawal Benefit Base will continue to be evaluated for Automatic Annual Step-Up opportunities each year (on the Contract Anniversary) through age 95. Withdrawal Benefit Base will be reduced by Excess Withdrawals (see Excess Withdrawals provision of Withdrawal Phase section below).

Guaranteed Growth Increase of Withdrawal Benefit Base. On each Contract Anniversary, before the end of the Guaranteed Growth Period and if the Withdrawal Benefit Base is greater than zero, the Company will credit a Guaranteed Growth Amount to the Withdrawal Benefit Base.

Guaranteed Growth Period. Guaranteed Growth Increases are only available during the Guaranteed Growth Period. The Guaranteed Growth Period is the period of time, during the Deferral Phase, during which the Guaranteed Growth Amount will be applied to the Withdrawal Benefit Base.

The Guaranteed Growth Period lasts until the earliest of (1), (2), and (3) where:

(1)	is Actual Age 95 of the younger Covered Life or the Annuity Date (if earlier);
(2)	is the Number of Contract Years (specified in Additional Contract Specifications) that have passed since the later of (a) and (b) where:
(a)	is the Rider Effective Date, and
(b)	is the date of the most recent Step-Up; and
(3)	is the end of the Deferral Phase.

Guaranteed Growth Amount. The Guaranteed Growth Amount is a dollar amount which is credited to the Withdrawal Benefit Base on each Contract Anniversary during the Guaranteed Growth Period. The Guaranteed Growth Amount is based on the Guaranteed Growth Base, and is added to the Withdrawal Benefit Base. The Guaranteed Growth Amount is calculated by applying the Growth Rate to the Guaranteed Growth Base, adjusted for any Purchase Payments and Deferral Phase Withdrawals throughout the Contract Year.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Growth Rate. The Growth Rate is the simple interest percentage used to determine the Guaranteed Growth Amount. Growth Rate is specified in Additional Contract Specifications.

Guaranteed Growth Base. The Guaranteed Growth Base is the amount used to determine the annual Guaranteed Growth Amount and is equal to Net Purchase Payments (sum of all Purchase Payments less any Deferral Phase Withdrawals on a dollar-for dollar basis). The Guaranteed Growth Base is separate from the Contract Value and the Withdrawal Benefit Base.

Automatic Annual Step-Up of Withdrawal Benefit Base. A Step-Up is an increase of the Withdrawal Benefit Base to an amount equal to 100% of the Contract Value. The Withdrawal Benefit Base will be evaluated for Step-Up opportunity on each Contract Anniversary until age 95 of the younger Covered Life. If the Contract Value at the time of evaluation is greater than the Withdrawal Benefit Base (after Guaranteed Growth Amount is credited, if applicable), the Withdrawal Benefit Base will automatically Step-Up to the Contract Value.

Maximum Withdrawal Benefit Base. Withdrawal Benefit Base will be capped at the Maximum Withdrawal Benefit Base amount, listed in Additional Contract Specifications.

Effect of Additional Purchase Payments. During the Deferral Phase, the Withdrawal Benefit Base increases dollar-for-dollar with each Subsequent Purchase Payment. Purchase Payments made on Contract Anniversary are credited to the Withdrawal Benefit Base after the Guaranteed Growth Amount is credited and evaluation for Step-Up takes place. During the Withdrawal Phase, the Withdrawal Benefit Base does not increase for Subsequent Purchase Payments.

Effect of Purchase Payment Enhancements. This provision only applies to contracts that include a Purchase Payment Enhancement Endorsement as listed on Page 3.

Effect of Purchase Payment Enhancements on the Withdrawal Benefit Base. Purchase Payment Enhancements are not included in the initial Withdrawal Benefit Base on the Rider Effective Date, and do not increase the Withdrawal Benefit Base when Subsequent Purchase Payments are made.

Contract Value Step-Up. If the Contract to which this Rider is attached provides Purchase Payment Enhancements, the Contract Value will be immediately credited with the Purchase Payment Enhancement for every Purchase Payment that is made. If a Step-Up takes place, any portion of Purchase Payment Enhancement(s) that is part of the Contract Value will also become part of the Withdrawal Benefit Base.

Withdrawal Benefit Base Enhancement True-Up. The Withdrawal Benefit Base Enhancement True-Up will increase the Withdrawal Benefit Base in the event that poor market performance does not result in a Step-Up, or if the Stepped-Up value does not reflect the full amount of the Purchase Payment Enhancement(s). There is a waiting period for inclusion of Purchase Payment Enhancements in the Withdrawal Benefit Base (specified in Additional Contract Specifications). Withdrawal Benefit Base Enhancement True-Ups will cease when the first withdrawal is taken (including Deferral Phase Withdrawal).

The Withdrawal Benefit Base Enhancement True-Ups will start after the Withdrawal Benefit Base Enhancement True-Up Waiting Period (specified in Additional Contract Specifications) has elapsed, and will take place every anniversary, until a withdrawal is taken (including Deferral Phase Withdrawal).

Evaluation will be carried out in the following order:

Step 1:	Guaranteed Growth Amount is credited to the Withdrawal Benefit Base,
Step 2:	Withdrawal Benefit Base is evaluated for Step-Up,
Step 3:	Withdrawal Benefit Base is evaluated for Withdrawal Benefit Base Enhancement True-Up.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

At the time of Withdrawal Benefit Base Enhancement True-Up evaluation, the Withdrawal Benefit Base (determined in Step 2) will be compared to the Withdrawal Benefit Enhancement True-Up Base. The Withdrawal Benefit Enhancement True-Up Base is the sum of (1), (2) and (3), where:

(1)	is the sum of Purchase Payments, up to, but not including the date on which the evaluation takes place,
(2)	is the sum of Purchase Payment Enhancements associated with Purchase Payments that have been in the Contract for at least the duration of the Withdrawal Benefit Enhancement True-Up Waiting Period, multiplied by the Withdrawal Benefit Enhancement True-Up Percentage (listed in Additional Contract Specifications), as of the date of the evaluation, and
(3)	is the sum of Guaranteed Growth Amounts credited to the Withdrawal Benefit Base to date, including the date on which the evaluation takes place.

If the Withdrawal Benefit Base (determined in Step 2) is less than the Withdrawal Benefit Enhancement True-Up Base, the Withdrawal Benefit Base will be set equal to the Withdrawal Benefit Enhancement True-Up Base.

If any withdrawals are taken, including Deferral Phase Withdrawals, the Withdrawal Benefit Base will no longer be evaluated for Withdrawal Benefit Base Enhancement True-Up.

Effect of Purchase Payment Enhancements on the Guaranteed Growth Base.

Purchase Payment Enhancements are not included in the Guaranteed Growth Base, and will not increase the Guaranteed Growth Amount.

Withdrawal Options. Withdrawals can be taken in both the Deferral and Withdrawal Phases.

Deferral Phase. Withdrawals are permitted in the Deferral Phase that do not initiate the Lifetime Withdrawal Guarantee and will keep the Contract in the Deferral Phase. Such withdrawals are considered Deferral Phase Withdrawals.

Deferral Phase Withdrawal before Lifetime Withdrawal Guarantee becomes available. If a withdrawal is requested before the Lifetime Withdrawal Guarantee becomes available, it will be treated as a Deferral Phase Withdrawal, which can be taken as a one-time distribution or on a periodic basis under the Systematic Withdrawals provision. If Deferral Phase Withdrawals are set up systematically, the Contract will remain in the Deferral Phase until the request is received by the Company with instructions to enter the Withdrawal Phase and exercise the Lifetime Withdrawal Guarantee. There may be tax implications to taking withdrawals prior to age 59 1/2.

Deferral Phase Withdrawal after Lifetime Withdrawal Guarantee becomes available. If a withdrawal is requested after the Lifetime Withdrawal Guarantee becomes available, Lifetime Withdrawal Guarantee will be exercised, and the Contract will move into the Withdrawal Phase. In order to remain in the Deferral Phase, the Contract Owner must specifically request a Deferral Phase Withdrawal, which can be taken as a one-time distribution or systematically. If Deferral Phase Withdrawals are set up systematically, the Contract will remain in the Deferral Phase until a request is received by the Company with instructions to enter the Withdrawal Phase and exercise the Lifetime Withdrawal Guarantee. There may be tax implications to taking withdrawals prior to age 59 1/2.

Regardless of the Contract Phase, surrender charges will apply if withdrawals exceed the Contract’s annual Free Withdrawal Amount.

Effect of Deferral Phase Withdrawals on Withdrawal Benefit Base. Deferral Phase Withdrawals reduce the Withdrawal Benefit Base by the greater of (a) and (b) where:

(a)	is the Deferral Phase Withdrawal amount, and
(b)	is the Deferral Phase Withdrawal amount multiplied by the ratio of (1) and (2), where:
(1)	is the Withdrawal Benefit Base immediately prior to the Deferral Phase Withdrawal (not including prorated growth for the current Contract Year), and
(2)	is the Contract Value immediately prior to the Deferral Phase Withdrawal.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Effect of Deferral Phase Withdrawals on Guaranteed Growth Base. Deferral Phase Withdrawals reduce the Guaranteed Growth Base by the dollar amount of the Deferral Phase Withdrawal.

Effect of Deferral Phase Withdrawals on Contract Value. Deferral Phase Withdrawals reduce the Contract Value by the dollar amount of the Deferral Phase Withdrawal, including any taxes and/or fees, if applicable. If the amount of the Deferral Phase Withdrawal exceeds the Free Withdrawal Amount, surrender charges will apply.

Effect of Partial Annuitization. Partial Annuitization (available only in the Deferral Phase) will reduce the Withdrawal Benefit Base, Guaranteed Growth Base, and the Contract Value in the same manner as Deferral Phase Withdrawals (described above).

Withdrawal Phase. Once the younger Covered Life has reached the age at which the Lifetime Withdrawal Guarantee becomes available (specified in Additional Contract Specifications), the Contract may enter the Withdrawal Phase.

Once withdrawals have started under the Lifetime Withdrawal Guarantee (described below), Partial Annuitization is no longer available.

Lifetime Withdrawal Guarantee. Under the Lifetime Withdrawal Guarantee, the Company guarantees withdrawals up to the Guaranteed Annual Withdrawal Amount (based on Withdrawal Benefit Base) for the lifetime of the last surviving Covered Life. The Lifetime Withdrawal Guarantee is only available if the Actual Age of the younger Covered Life at the time of the first Lifetime Withdrawal satisfies the age range specified in Additional Contract Specifications. If withdrawals are requested after the age at which the Lifetime Withdrawal Guarantee becomes available (as specified in Additional Contract Specifications), the Contract will be entered into the Withdrawal Phase under the Lifetime Withdrawal Guarantee.

Guaranteed Annual Withdrawal Amount. Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Guarantee is calculated on every Contract Anniversary for the following Contract year and is equal to the Lifetime Withdrawal Rate multiplied by the Withdrawal Benefit Base.

Lifetime Withdrawal Rate. The Lifetime Withdrawal Rate is used to determine the amount of the Guaranteed Annual Withdrawal Amount. The Lifetime Withdrawal Rate is specified in Additional Contract Specifications. The age at the time the Lifetime Withdrawal Guarantee is first exercised determines the Lifetime Withdrawal Rate. For a Single Life Guarantee, the Lifetime Withdrawal Rate is based on the Actual Age of the Covered Life at the time the Lifetime Withdrawal Guarantee is first exercised. For a Joint Life Guarantee, the Lifetime Withdrawal Rate is based on the Actual Age of the younger Covered Life at the time the Lifetime Withdrawal Guarantee is first exercised.

Lifetime Withdrawal Rates after Step-Up. If a Step-Up occurs during the Withdrawal Phase, the Contract is eligible to receive the Lifetime Withdrawal Rate for the current age, specified in Additional Contract Specifications.

Effect of Withdrawals on Withdrawal Benefit Base. If less than or none of the Guaranteed Annual Withdrawal Amount is taken in any given Contract Year, any unused portion of the Guaranteed Annual Withdrawal Amount cannot be carried over to any future contract years. If total withdrawals in a Contract Year during the Withdrawal Phase do not exceed the Guaranteed Annual Withdrawal Amount, the Withdrawal Benefit Base will not be reduced.

Excess Withdrawals. An Excess Withdrawal is a withdrawal that exceeds the Guaranteed Annual Withdrawal Amount in a Contract Year. An Excess Withdrawal Amount, as applicable to any individual withdrawal within each Contract Year, is equal to the total amount withdrawn, minus the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals.

Any time an Excess Withdrawal is taken, the Withdrawal Benefit Base will be reduced by the greater of (a) and (b) where:

(a)	is the Excess Withdrawal Amount, and
(b)	is the Excess Withdrawal Amount multiplied by the ratio of (1) and (2) where:
(1)	is the Withdrawal Benefit Base immediately prior to the Excess Withdrawal, and
(2)	is the greater of zero and the difference between (i) and (ii) where:
(i)	is the Contract Value immediately prior to the withdrawal, and
(ii)	is the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

If the Withdrawal Benefit Base is reduced by an Excess Withdrawal, the Guaranteed Annual Withdrawal Amount will be recalculated on the next Contract Anniversary.

At the time the withdrawal is requested by the Contract Owner (whether over the telephone or via a withdrawal form provided by the Company), the Company will provide information necessary to determine if the requested withdrawal amount would result in Excess Withdrawal treatment and thus reduce the Withdrawal Benefit Base. The Contract Owner may also contact the Company’s Customer Service at any time to determine whether a contemplated withdrawal would result in Excess Withdrawal treatment.

Systematic Withdrawals. Systematic withdrawals may be taken under either of the Withdrawal Options. The maximum systematic withdrawal amount is the amount available under the Free Withdrawal provision of this Contract. Systematic withdrawals can be taken for the full Guaranteed Annual Withdrawal Amount in the Withdrawal Phase, even if it exceeds the Free Withdrawal Amount, but surrender charges will apply once the Free Withdrawal Amount has been depleted.

Effect of Withdrawal Benefit Base reducing to zero. If the Withdrawal Benefit Base is reduced to zero, and the Contract Value is greater than zero, the Withdrawal Benefit Base will be reset to the Contract Value on the next Contract Anniversary, unless the Contract Owner sends a written notice to the Company requesting termination of the Rider. Upon this reset, the Guaranteed Annual Withdrawal Amount will be recalculated, and the guarantee will continue based on recalculated values. If the Withdrawal Benefit Base is reduced to zero, and the Contract Value is also reduced to zero, the Contract will be terminated.

Effect of Contract Value reducing to zero. If the Contract Value is reduced to zero, and any benefits are due under the Lifetime Withdrawal Guarantee, guaranteed minimum withdrawals will continue according to the guarantee as described below. No Subsequent Purchase Payments will be accepted once the Contract Value is reduced to zero.

If the Contract Value is reduced to zero in the Deferral Phase:

•

If the Withdrawal Benefit Base is greater than zero and a Lifetime Withdrawal Guarantee is available (as specified in Additional Contract Specifications), the Contract will be annuitized. The Guaranteed Annual Withdrawal Amount will be determined based on the Withdrawal Benefit Base at the time of Annuitization and the then applicable Lifetime Withdrawal Rate (based on age); Guaranteed Growth Increases will no longer apply.

•	If the Withdrawal Benefit Base is greater than zero, but a Lifetime Withdrawal Guarantee is not available (as described in Additional Contract Specifications), the Contract will be terminated.
•	If the Withdrawal Benefit Base is also reduced to zero, the Contract will be terminated.

If the Contract Value is reduced to zero in the Withdrawal Phase:

•

If the Withdrawal Benefit Base is greater than zero, the Contract will be annuitized at the Guaranteed Annual Withdrawal Amount using the Withdrawal Benefit Base at the time of Annuitization and the Lifetime Withdrawal Rate.

•	If the Withdrawal Benefit Base is also reduced to zero, the Contract will be terminated.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Required Minimum Distributions (RMDs). If the Contract is subject to Required Minimum Distributions (subject to IRS enforcement rules), and the Contract has been in effect through at least one calendar year-end, the Contract Owner can elect Required Minimum Distribution (RMD) withdrawals, which can be taken either as a one-time withdrawal or systematically. RMD calculations will be limited to this Contract only.

RMD in Deferral Phase. In order to receive the RMDs from this Contract in the Deferral Phase without initiating the Lifetime Withdrawal Guarantee, the Company must receive the request to take RMDs as Deferral Phase Withdrawals. The Contract will then remain in the Deferral Phase.

RMD in Withdrawal Phase. RMD withdrawals in the Withdrawal Phase are subject to favorable Excess Withdrawal treatment. Such treatment is contingent on the Contract Owner’s acceptance of the Company’s calculations of the RMD amounts, and RMD calculations will be limited to this Contract only.

In the Withdrawal Phase, upon receipt of written notification of the election of RMD withdrawals by the Company, the benefit will be treated as follows:

•

Every Contract Year the Guaranteed Annual Withdrawal Amount will be calculated as outlined in the Guaranteed Annual Withdrawal Amount provision above. This amount will not be changed based on the RMD requirement.

•	If the RMD amount is greater than the Guaranteed Annual Withdrawal Amount:
-	Withdrawal Benefit Base will not be reduced for withdrawals up to the RMD amount;
-	Withdrawals in excess of RMD Amount will be treated as Excess Withdrawals.
•	If the Contract Owner elects to receive RMD withdrawals, and the RMD amount is less than the Guaranteed Annual Withdrawal Amount, the withdrawal amount will be the RMD amount.

Investment Allocation Options.

The Separate Account. Once the Contract enters the Withdrawal Phase, the Contract Owner will be subject to additional limitations and restrictions on his/her right to allocate Contract Value among the Subaccounts, request transfers between Subaccounts, and allocate Purchase Payments to Subaccounts. The Company reserves the right to add or change limitations and the way they are administered in the future, as well as to enforce limitations and restrictions in the Deferral Phase. Investment allocation restrictions will be administered in the following manner:

•	The list of the Subaccounts available as investment options will be limited;
•	Investment allocation restrictions will be effective on the day the Contract enters the Withdrawal Phase;
•	Once the investment allocation restrictions become effective, the Contract Owner must choose new allocations that satisfy the investment restrictions;
•

If the Contract Owner does not choose new allocations that satisfy the investment restrictions, and every attempt has been made by the Company to obtain new allocations from the Contract Owner but the Company is unable to do so, any funds remaining in restricted Subaccounts will be transferred to the Subaccount listed in Additional Contract Specifications;

•	Purchase Payments or transfers directed to the restricted Subaccounts or Fixed Interest Options will not be accepted;
•

If the Company changes investment restrictions or decides to impose the restrictions in the Deferral Phase, this will be communicated to the Contract Owner in writing 60 days prior to such change becoming effective, and the changes may apply to new and existing purchasers of this Rider;

•	The Contract Owner can opt out of investment allocation restrictions by terminating this Rider in accordance with the “Termination of the Rider” provisions.

The Fixed Account. Fixed Interest Options are not available with the presence of this Rider. Purchase Payments or transfers directed to the Fixed Interest Options will not be accepted.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Rider Charge. The Rider Charge is expressed as an annual percentage of the Withdrawal Benefit Base. One fourth of the annual Rider Charge will be multiplied by the average monthly Withdrawal Benefit Base for the quarter and this amount will be deducted quarterly from the Contract Value on the date(s) specified in Additional Contract Specifications. The Rider Charge will not exceed the Maximum Rider Charge (both specified in Additional Contract Specifications). The Withdrawal Benefit Base used in the calculation is the average monthly Withdrawal Benefit Base over the quarter, which does not include the Guaranteed Growth Increase for the current Contract Year. Rider Charges will be deducted until the Annuity Date.

The Rider Charge will be deducted from the Subaccounts of the Variable Account pro-rata based on the fund allocation at the time of deduction. The Company will deduct any accrued but uncollected Rider Charges on the date the Contract is surrendered. In addition, upon payment of any death benefit associated with the Contract, the death benefit payable will be reduced by the accrued Rider Charges. No Rider Charge will be imposed upon annuitization, or deducted after the Annuity Date.

On the date of an automatic Step-Up of the Withdrawal Benefit Base to the Contract Value, the Rider Charge may be increased, but by no more than the Maximum Rider Charge Increase specified in Additional Contract Specifications, and will not be greater than the Rider Charge applicable to the class of Contract Owners then electing this Rider. The Contract Owner will be notified 60 days before an applicable Rider Charge increase and can opt out of any future Rider Charge increases by sending a written request to the Company at least 30 days prior to a Contract Anniversary. If the Contract Owner opts out of the Rider Charge increases, no future increases in the current charge for the Rider will be made and all future Automatic Annual Step-Ups will be suspended.

The Contract Owner may request a reinstatement of the Automatic Annual Step-Ups of the Withdrawal Benefit Base by sending a written request to the Company which must be received at least 30 days prior to a Contract Anniversary, on which the reinstatement is requested to be effective. Future charges will be the same as the charges applied to the class of Contract Owners electing the benefit at that time, not to exceed the Maximum Rider Charge specified in Additional Contract Specifications.

Rider Changes. For any written change request accepted by the Company, the Company will send a confirmation of the change to the Contract Owner.

Impact of Death. The Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth Rider will terminate upon the death of a sole Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee. The Death Benefit will then be distributed according to the death settlement options available under the Base Contract. If the sole Annuitant dies, and there is a Joint Life Guarantee, the surviving Covered Life (as sole Primary Beneficiary) may take the Standard Death Benefit payout and thus terminate the Rider. The Surviving Covered Life may also continue the Rider as-is, if permitted by federal law (continuation of the Contract is subject to distribution requirements upon the Contract Owner’s death according to IRS regulations).

Periodic Reports. The Company will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually without charge and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(i)	Before the Lifetime Withdrawal Guarantee is exercised, the Withdrawal Benefit Base and the Minimum Guaranteed Annual Withdrawal Amount for the earliest possible initial withdrawal date;
(ii)	After the Lifetime Withdrawal Guarantee is exercised, the Guaranteed Annual Withdrawal Amount. Additional status reports will be made available to the Contract Owner upon request for a fee that will not exceed the amount stated on Page 3.

Termination of the Rider.

Upon the earliest of the following, the Rider will be terminated, but the Contract will remain in force:

(a)	At any time on or after the third Contract Anniversary, immediately following receipt by the Company of a written request by the Contract Owner to discontinue the Rider;

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

(b)	Upon a change in ownership (or any assignment) of the Contract unless:

(1)	The new Contract Owner or assignee assumes full ownership of the contract and is essentially the same person, such as:
(i)	an individual ownership changed to a personal revocable trust,
(ii)	an eligible spousal Beneficiary who is also the surviving Covered Life elects to become the Successor Owner of the Contract and the Rider upon Owner’s death,
(iii)	a change to the Contract Owner’s spouse during the Contract Owner’s lifetime,
(iv)	a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; or
(2)	The assignment is for the purposes of effectuating a 1035 exchange of the contract.

(c)	Spousal Step-In of a Contract with a Single Life Guarantee upon the Contract Owner’s death (where the Contract Owner is the sole Covered Life);
(d)	Continuation of a Contract with a Single Life Guarantee by the surviving Contract Owner who is named as the Contingent Annuitant in the Contract and becomes the Annuitant upon the sole Annuitant’s death, where the Annuitant is the sole Covered Life;
(e)	Annuitization under the Base Contract.

Upon Rider termination:

•	Charges for the Rider stop accruing,
•	Investment Allocation restrictions no longer apply, and
•	Guaranteed minimum withdrawals available under the Rider will terminate.

If the Contract is terminated, the Rider will also be terminated. Both the Contract and the Rider will terminate upon the earliest of:

(a)	Full surrender of the Contract;
(b)	Death of the Covered Life for a Single Life Guarantee, or last death of both Covered Lives for a Joint Life Guarantee;
(c)	Standard Death Benefit is paid to surviving Covered Life (as sole primary Beneficiary) upon the death of the sole Annuitant with a Joint Life Guarantee (where the deceased Annuitant is one of the Covered Lives);
(d)	Contract Value is paid as a death settlement upon the death of the Contract Owner (who is one of the Annuitants and one of the Covered Lives under the Joint Life Guarantee), but the surviving Annuitant / Covered Life is not permitted to continue the Contract by federal law;
(e)	The Contract Value is reduced to zero and the Withdrawal Benefit Base is also reduced to zero;
(f)	The Contract Value is reduced to zero and there are no withdrawals available under Lifetime Withdrawal Guarantee as specified in Additional Contract Specifications, regardless of the value of the Withdrawal Benefit Base.

Annuitization. According to the terms of the Contract, the Contract Value must be annuitized on the Annuity Date (specified on Page 3). If the Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth is in effect on the Annuity Date, an annuitization option will be available which guarantees annuity payments in an amount at least equal to the Guaranteed Annual Withdrawal Amount. The following options will be available to the Contract Owner at annuitization:

(1)	Surrender the Contract and receive a Surrender Value,
(2)	Apply the Contract Value to any of the Annuity Options described in the Contract, or
(3)	Annuitize the Contract under the terms of the Rider.

If the Contract is surrendered or if the Contract Value is applied to an Annuity Option described in the Contract, the Lifetime Withdrawal Guarantee will expire. If the Contract is annuitized under the terms of the Rider, the annuity payments will continue according to the Lifetime Withdrawal Guarantee.

ICC11-GLWB-C

Rider - Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth (continued)

Annuitization under the terms of the Rider. Under the terms of the Rider, if both the Contract Value and the Withdrawal Benefit Base are greater than zero on the Annuity Date, the Contract will be annuitized as follows:

•

If the Contract is in the Deferral Phase as of the Annuity Date, it will be annuitized at the Guaranteed Annual Withdrawal Amount using the Lifetime Withdrawal Rate applicable at the time of annuitization (based on the age of the Covered Life or the younger Covered Life for a Joint Life Guarantee). This amount will be payable annually during the lifetime of the last surviving Covered Life. After Annuitization, Guaranteed Growth Increases and Step-Ups will no longer apply.

•

If the Contract has entered the Withdrawal Phase, it will be annuitized at the Guaranteed Annual Withdrawal Amount effective at the time of Annuitization. This amount will be payable annually during the lifetime of the last surviving Covered Life. After Annuitization, Step-Ups will no longer apply.

An annuitization option must be selected at least 30 days prior to the Annuity Date. If the Guaranteed Lifetime Withdrawal Benefit with Guaranteed Growth is in effect when the maximum maturity date has been reached, and an annuitization option was not specified by the Contract Owner, the Contract will be annuitized under the conditions of the Rider. When the Contract is annuitized, the annuity payment schedule and the amount are fixed and cannot be altered. The Annuity Option cannot be changed after the Contract is annuitized. If the Contract is annuitized based on the Rider’s Lifetime Withdrawal Guarantee, the Death Benefit is no longer payable. Also, any favorable treatment of RMD withdrawals under the Rider no longer applies, as such distributions are no longer required. If the remaining annuity payments due each Contract Year are less than $100, the remaining annuity payments will be commuted and a lump sum will be paid.

Rider Effective Date - The Rider Effective Date is the same as the Contract Date unless another Rider Effective Date is specified in Additional Contract Specifications.

The Penn Mutual Life Insurance Company

ICC11-GLWB-C